EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-9012 of Panamerican Beverages, Inc. (a Panamanian corporation) and subsidiaries (the "Company") on Form F-3, and in Registration Statements No. 333-70518, 333-65652, and 333-68320 of the Company on Forms S-8 of our report dated February 14, 2003, relating to the consolidated financial statements of the Company as of and for the year ended December 31, 2002, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of procedures relating to certain disclosures and reclassification of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassification) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2002.

Deloitte & Touche LLP
Certified Public Accountants

Miami, Florida
March 27, 2003